Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statements of Genie Energy LTD. on Form S-3 (File No. 333-222856) and Forms S-8 (File No. 333-225703, File No. 333-202800, File No. 333-177565 and File No. 333-231976) of our report dated March 18, 2019, with respect to our audit of the consolidated financial statements of Genie Energy LTD. as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K of Genie Energy LTD. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP New York, NY
March 16, 2020

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